Exhibit 99.2

ADVANCED STERILIZATION PRODUCTS

Report of Independent Auditors

To the Management of Johnson & Johnson

We have audited the accompanying combined financial statements of Advanced Sterilization Products, the sterilization business of Johnson & Johnson, which comprise the combined balance sheet as of December 30, 2018 and the related combined statements of comprehensive income, changes in business unit equity and cash flows for the year then ended December 30, 2018.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Advanced Sterilization Products, the sterilization business of Johnson & Johnson, as of December 30, 2018 and the results of its operations and its cash flows for the year then ended December 30, 2018, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
April 25, 2019

ADVANCED STERILIZATION PRODUCTS
COMBINED BALANCE SHEET
As of December 30, 2018
(Dollars in Thousands)

Assets	December 30, 2018
Accounts receivable trade, less allowances of $7,175	$171,027
Inventories (Note 3)	130,498
Other current assets	10,506
Total current assets	$312,031
Property, plant and equipment, net (Note 4)	83,384
Deferred taxes on income (Note 6)	3,391
Other assets	2,783
Total assets	$401,589

Liabilities and business unit equity
Current liabilities:
Accounts payable	$34,860
Accrued liabilities	17,718
Accrued compensation and employee related obligations	18,254
Deferred revenue	32,654
Warranty reserve (Note 14)	5,815
Total current liabilities	$109,301
Deferred taxes on income (Note 6)	1,061
Other liabilities	9,950
Total liabilities	$120,312
Commitments and contingencies (Note 13)

Business unit equity:
Net Investment from Parent	$318,531
Accumulated other comprehensive loss	(37,254)
Total business unit equity	$281,277
Total liabilities and business unit equity	$401,589
The accompanying notes are an integral part of these Combined Financial Statements

ADVANCED STERILIZATION PRODUCTS
COMBINED STATEMENT OF COMPREHENSIVE INCOME
(Dollars in Thousands)

For the fiscal year ended December 30, 2018

Product revenue	$651,217
Service revenue	161,234
Total revenue	$812,451
Costs of products sold	272,776
Costs of service	112,381
Gross profit	$427,294
Selling, marketing and administrative expenses	224,914
Research and development expense	44,778
Other expense, net	3,421
Earnings before provision for taxes on income	$154,181
Provision for taxes on income (Note 6)	16,804
Net earnings	$137,377
Foreign currency translation (Note 2)	(7,916)
Comprehensive income	$129,461

The accompanying notes are an integral part of these Combined Financial Statements

ADVANCED STERILIZATION PRODUCTS
COMBINED STATEMENT OF
CHANGES IN BUSINESS UNIT EQUITY
(Dollars in Thousands)

	Net Investment from Parent	Accumulated other comprehensive loss	Total business unit equity
Balance as of December 31, 2017	$299,842	$(29,338)	$270,504
Net earnings	137,377	-	137,377
Foreign currency translation	-	(7,916)	(7,916)
Net transfers to Parent	(118,688)	-	(118,688)
Balance as of December 30, 2018	$318,531	$(37,254)	$281,277

The accompanying notes are an integral part of these Combined Financial Statements

ADVANCED STERILIZATION PRODUCTS
COMBINED STATEMENT OF CASH FLOWS
(Dollars in Thousands)

For the fiscal year ended
December 30, 2018
Net earnings	$137,377
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation of property, plant and equipment	20,316
Stock based compensation	3,151
Allowance for doubtful accounts	1,124
Loss on disposal of property, plant and equipment	1,682
Deferred income taxes	(11,309)
Warranty reserve	6,690
Changes in assets and liabilities:
(Increase) in accounts receivable	(11,879)
(Increase) in inventories	(7,787)
(Increase) in other assets	(2,943)
Increase in accounts payable	5,316
(Decrease) in other liabilities	(10,528)
Net cash flows from operating activities	$131,210
Additions of property, plant, and equipment	(7,963)
Proceeds from sale of property, plant and equipment	607
Net cash used in investing activities	$(7,356)
Net financing activities with Parent	(123,854)
Net cash used in financing activities	$(123,854)
Net (decrease) increase in Cash and Cash Equivalents	$-

Supplemental schedule of non-cash investing activities

Additions of property, plant and equipment included in accounts payable	$1,025
Transfers from inventory to property, plant and equipment	$9,883

The accompanying notes are an integral part of these Combined Financial Statements

NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Dollars in Thousands, except for per share values)
1. Summary of Operations and Basis of Presentation
Summary of Operations
Advanced Sterilization Products (the “Company” or “ASP”) is comprised of the sterilization business of Ethicon, Inc. and certain other wholly owned subsidiaries of Johnson & Johnson (the “Parent”). The Company provides infection prevention equipment and solutions for healthcare facilities. The Company’s product offerings include medical device sterilization and disinfectant systems, consumables and accessories. The Company also provides equipment service and maintenance plans related to its products.
On June 6, 2018, the Parent received a binding offer from Fortive Corporation, a Delaware Corporation (the “Buyer”), providing for the sale of the Company for approximately $2.8 billion, subject to customary adjustments that was accepted by the Parent on September 20, 2018. Under the terms of the arrangement, the Buyer will acquire substantially all of the Company’s inventory and property, plant and equipment, which are primarily located at the Company’s facilities at Irvine, California, Schaffhausen, Switzerland and Sukagawa/Fukushima, Japan, in addition to certain other assets and liabilities of the Company including trademarks, patents and intellectual property. Certain assets and liabilities of the Company will be retained by the Parent, including, but not limited to, accounts receivable, accounts payable and accruals for rebates payable arising prior to closing of the transaction, as well as rights and obligations related to share-based compensation, pension and other post-employment benefit plans and derivative instruments.
On April 1, 2019, the Parent completed the divestiture of the Company with the transfer of substantially all of ASP’s business. In connection with the sale, the Parent and the Buyer also entered into a transition services agreement for administrative services, and a distributor agreement with certain countries until such countries are transferred to the Buyer.
Basis of Presentation
The Company has historically operated as part of the Parent and not as a separate entity. These combined financial statements of the Company have been prepared from the consolidated financial statements of the Parent to present the Combined Balance Sheet as of December 30, 2018 and the related Combined Statement of Comprehensive Income, Combined Statement of Cash Flows and Combined Statement of Changes in Business Unit Equity for fiscal year ended December 30, 2018. The combined financial statements have been prepared and combined in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), by aggregating financial information from the components of the Company and the Parent’s accounting records directly attributable to the Company.
All intercompany transactions and balances within the Company have been eliminated. All transactions between the Company and the Parent are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions between the Company and the Parent is reflected in the Combined Statement of Cash Flows as a financing activity, and in the Combined Balance Sheet and Combined Statement of Changes in Business Unit Equity as “Net Investment from Parent”.
The combined financial statements of the Company include the assets, liabilities, revenues and expenses that management has determined are specifically or primarily identifiable to the Company, as well as direct and indirect costs that are attributable to the operations of the Company. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Parent and its affiliates, which include, but are not limited to, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance and other professional services and general commercial support functions.
Certain support costs have been allocated to the Company for the purposes of preparing the combined financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily net trade sales, headcount, square footage utilization, actual costs or statistics, depending on the nature of the services received. Management considers that such allocations have been made on a reasonable basis consistent with benefits received by the Company from the Parent and its affiliates but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a stand-alone basis for the period presented.
The Parent operates a captive insurance affiliate, which maintains self-insurance programs at the corporate level. The Company was allocated a portion of the expenses associated with these programs as part of the general corporate overhead expense allocations. No self-insurance reserves have been allocated to the Company as the self-insurance reserves represent obligations of the captive insurance affiliate, which are not transferrable.

Costs related to the Parent’s assessment of strategic alternatives for the Company have not been included in these combined financial statements, which include employee related costs, audit and other consulting fees.
Cash generated from the Company’s operations is managed by the Parent’s centralized treasury function and is swept into the Parent’s and its affiliates’ bank accounts. The Parent’s third-party borrowings and related interest expense have not been allocated for the period presented as the Company was not the legal obligor of the debt and the borrowings were not directly attributable to the Company’s operations.
The Company’s equity balance (“Business unit equity”) in these combined financial statements represents the excess of total assets over total liabilities, including the due to/from balances between the Company and the Parent. Business unit equity is impacted by changes in comprehensive income, contributions from the Parent which are the result of treasury activities and net funding provided by or distributed to the Parent.
The Parent calculates foreign currency translation on its consolidated assets and liabilities, which include assets and liabilities of the Company. As a result, the Company has not historically recorded foreign currency translation on its own assets and liabilities. Foreign currency translation recorded during the fiscal year ended December 30, 2018 is based on currency movements specific to the Company’s combined financial statements. Beginning in the fiscal third quarter of 2018, the Company accounted for operations in Argentina as highly inflationary.
The tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate tax payers in the respective jurisdictions.
Annual Closing Date
The Company follows the concept of a fiscal year, which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks.
2. Significant Accounting Policies
Use of Estimates
Preparing carve-out financial statements in conformity with U.S. GAAP requires the Company to make certain estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of the combined financial statements, including, but not limited to, allocations of costs and expenses from the Parent and accounting for deductions from revenues (e.g. chargebacks, rebates, sales allowances, product returns and discounts).
The estimates and associated assumptions are based on historical experience, complex judgments and various other factors that are believed to be reasonable under the circumstances but are inherently uncertain and unpredictable.
As future events and their effects cannot be determined with certainty, the estimates and assumptions may prove to be incomplete, inaccurate or unanticipated events and circumstances may occur that might cause a change in the estimates and assumptions. The Company is subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in competition, litigation, legislation and regulation. The Company will adjust the estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in the Company’s combined financial statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimates.
Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, collectability is reasonably assured and risk of loss transfers, which is normally upon delivery or shipment, based on the terms of the arrangement. Provisions for chargebacks, rebates, product returns, discounts and sales incentives are recorded for in the period in which related sales are recognized based on historical experience and updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue.
Product revenue includes the sales of equipment and consumables for use with the equipment. Revenue from sales of consumables is recognized at the time of delivery or shipment, based on the terms of the agreement. Revenue from equipment sales and sales-type leases is recognized upon shipment or installation, based on the terms of the agreement. Service revenue for equipment maintenance contracts is recognized rateably over the life of the service arrangement for fixed term arrangements or as services are performed for other arrangements. Deferred revenue of the Company primarily comprises of equipment sale revenue that will be recognized upon installation of the equipment and service revenue billed in advance of the performance of the related service.
When the Company leases equipment to a customer, the lease is accounted for as either a sales-type or operating lease. The terms of the lease may provide for a fixed rental fee or contingent rental fee. Contingent rental fee arrangements generally provide for rental fee based on the volume of consumable products purchased by the customer from the Company. Fixed rental fee for operating leases is recognized over the term of the arrangement. Contingent rental fee for operating leases is recognized as such fee is earned, which is generally on the sale of consumable products related to the equipment on lease. Rental fee income is included in “Product revenue” in the Combined Statement of Comprehensive Income.
In certain regions, the Company enters into transactions that involve sale of products and related services under multiple element arrangements. In accounting for these transactions, the Company allocates the arrangement consideration to the deliverables by use of the relative selling price method based on the best estimate of the selling price of the deliverable.
Product discounts granted are based on the terms of arrangements with direct, indirect and other market participants, as well as market conditions. Rebates are estimated based on contractual terms, historical experience, and trend analysis. Sales returns are generally estimated and recorded based on historical sales and returns information.
Promotional programs are recorded in the year incurred. Continuing promotional programs include volume-based sales incentive programs. Volume-based incentive programs are based on the estimated sales volumes for the incentive period and are recorded as products are sold.
Rebates are offered to distributors and recognized as a deduction to gross revenue. These incentives are negotiated with healthcare providers and customers in advance, with claims being filed regularly. The Company accrues for rebates at the time revenue is recognized based on an estimate of charges based on actual sales. Provision for rebates, returns, and incentives are accounted for as reductions in revenue in the same period the related revenues are recognized. The impact of these provisions on revenue was $93,794 for the fiscal year ended December 30, 2018.
Shipping and Handling
Shipping and handling costs were $30,371 during the fiscal year ended December 30, 2018, and are included in “Selling, marketing and administrative expenses” on the Combined Statement of Comprehensive Income.
Research and Development
Research and development costs are expensed as incurred.
Advertising
Advertising costs are expensed in the year as incurred and included in “Selling, marketing and administrative expenses” on the Combined Statement of Comprehensive Income. For the fiscal year ended December 30, 2018, advertising costs were $2,311.
Income Taxes
Income taxes are recorded based on amounts refundable or payable and include the results of any difference between U.S. GAAP accounting and tax reporting recorded as deferred tax assets or liabilities. The Company estimates deferred tax assets and liabilities based on current tax regulations and rates. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities in the future.
The majority of the accrued U.S. federal, state and foreign income tax balances, inclusive of those generated from the Tax Cuts and Jobs Act (“TCJA”) discussed below, are treated as settled with the Parent as of the end of each year. Therefore, they are included in “Net Investment from Parent” in the accompanying combined financial statements.
Management establishes valuation allowances on deferred tax assets when it is determined “more likely than not” that some portion or all of the deferred tax assets may not be realized on a separate return basis. Management considers positive and negative evidence in evaluating the Company’s ability to realize its deferred tax assets, including its historical results and forecasts of future ability to realize its deferred tax assets, including forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.
The Company has unrecognized tax benefits for uncertain tax positions. The Company follows U.S. GAAP which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The estimates for these positions are regularly assessed based on upon all available information. These estimates maybe revised in the future and such changes may have a material additional expense or benefit to the Company’s financial results or its effective tax rate.
For additional information related to income taxes see Note 6 – Income Taxes.
Concentration of Credit Risk
No single customer accounted for 10% or more of total revenue or accounts receivable for the period presented. Global concentration of credit risk with respect to trade accounts receivables continues to be limited due to the large number of customers globally and adherence to the Parent’s internal credit policies and credit limits. As part of the Company's normal business practices, certain distributor agreements give the Company the option to perfect a security interest in products purchased and in the distributor’s possession. The Company will enter into such arrangements in line with the Parent's internal credit policies. Amounts determined to be uncollectible are written off as a bad debt expense, which for the fiscal year ended December 30, 2018 was $1,124, and are included within “Other expense, net” in the accompanying Combined Statement of Comprehensive Income.
Property, Plant and Equipment and Depreciation
Property, plant and equipment are stated at cost. The Company utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Asset type	Useful Life
Building and leasehold improvements	10-30 years
Machinery and equipment	3-10 years
Software and hardware	3-5 years
The Company capitalizes certain computer software and development costs, included in machinery and equipment, when incurred in connection with developing or obtaining computer software for internal use.
The Company reviews long-lived assets to assess recoverability using undiscounted cash flows. When certain events or changes in operating or economic conditions occur, an impairment assessment may be performed on the recoverability of the carrying value of these assets. If the asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. If quoted market prices are not available, the Company will estimate fair value using a discounted value of estimated future cash flows.
Inventories
Inventories are stated at the lower of cost or net realizable value determined by the first-in, first-out method.
Equipment inventory can either be sold, leased or provided for demonstration purposes to customers. Equipment on operating leases or demonstration are transferred to ‘‘Property, plant and equipment, net’’ and depreciation commences. For the fiscal year ended December 30, 2018, the Company transferred $9,883 from ‘‘Inventories’’ to ‘‘Property, plant and equipment, net’’ for equipment on operating leases and demonstration.
Financial Instruments
The Parent uses derivative financial instruments to manage its exposure to foreign currency fluctuations. The Company participates in the Parent’s centralized hedging and offsetting programs. The effects of foreign currency derivatives are allocated to the Company based on the portion that is deemed to be associated with the Company’s operations.
Earnings Per Share
The Company does not have any common stock or stock equivalents issued or outstanding; therefore, there is not an earnings per share calculation included in these combined financial statements.
Share-Based Compensation
Certain employees of the Company participate in the Parent’s share-based compensation plans and the Parent’s employee stock purchase plans. Share-based compensation expense related to these plans is recognized based on specific identification of cost related to the Company’s employees. The Company also receives allocated share-based compensation expense relating to employees of central support functions provided by the Parent. For more information, see Note 9 - Stock Option Plans and Stock Compensation Agreements.
Foreign Currency Translation
For translation of operations in non-U.S. Dollar currencies, the Company has determined that the local currencies of its international operations are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years, or where a substantial portion of its cash flows are not in the local currency. Beginning in the fiscal third quarter of 2018, the Company accounted for operations in Argentina as highly inflationary. For the majority of the Company's operations the local currency is the functional currency.
In combining international operations, the Company translates functional currency assets and liabilities to their U.S. Dollar equivalents at exchange rates in effect at the balance sheet date. The Company also translates functional currency income and expense amounts to their U.S. Dollar equivalents at average rates for the period. The U.S. Dollar effects that arise from changing translation rates are recorded in “Foreign currency translation” in the Combined Statement of Comprehensive Income.

Business Unit Equity
The Company operates as a unit of the Parent. Accordingly, certain activities of the Company are funded through transactions with the Parent and its affiliates. The accompanying Statements of Changes in Business Unit Equity reflect these amounts as “Business unit equity”, which represents the Parent’s interest in the recorded net assets of the Company and the cumulative investment by the Parent through the dates presented, inclusive of operating results. The “Accumulated other comprehensive loss” of the Company is comprised of foreign currency translation adjustments related to the business. The accompanying Combined Statement of Cash Flows reflect the cash impact of these amounts as “Net financing activities with Parent”.
New Accounting Standards
Recently Adopted Accounting Standards
ASU 2017-12: Targeted Improvements to Accounting for Hedging Activities
The Company elected to early adopt this standard as of the beginning of the three months ended July 1, 2018. This update makes more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess effectiveness. The adoption of this standard did not have a material impact on the Company's combined financial statements.
ASU 2016-16: Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory
The Company adopted this standard as of the beginning of the fiscal year 2018. This update removes the current exception in U.S. GAAP prohibiting entities from recognizing current and deferred income tax expenses or benefits related to transfer of assets, other than inventory, within the consolidated entity. The current exception to defer the recognition of any tax impact on the transfer of inventory within the consolidated entity until it is sold to a third party remains unaffected. The adoption of this standard did not have a material impact on the Company's combined financial statements.
Not Adopted as of December 30, 2018
ASU 2018-02: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
This update allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Job Act enacted in December 2017. This update will be effective for the Company for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this standard to have a material impact on the Company's combined financial statements.
ASU 2016-13: Financial Instruments - Credit Losses
This update introduces the current expected credit loss (CECL) model, which will require an entity to measure credit losses for certain financial instruments and financial assets, including trade receivables. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. This update will be effective for the Company for fiscal years beginning after December 15, 2020 and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this update on the Company’s combined financial statements and related financial disclosures.
ASU 2016-02: Leases
This update requires the recognition of lease assets and lease liabilities on the balance sheet for all lease obligations and disclosing key information about leasing arrangements. This update requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under current generally accepted accounting principles. This update is expected to be effective for the Company for all annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted. The Company anticipates that most of its operating leases where the Company is a lessee, will result in the recognition of additional assets and the corresponding liabilities on its Combined Balance Sheet. The actual impact will depend on the Company's lease portfolio at the time of adoption. The Company continues to assess all implications of the standard on the combined financial statements and related financial disclosures.
ASU 2014-09: Revenue from Contracts with Customers
The amendments replace substantially all current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. This update is expected to be effective for the Company for annual reporting periods beginning after December 15, 2018. The guidance permits two methods of adoption: full retrospective method (retrospective application to each prior reporting period presented) or modified retrospective method (retrospective application with the cumulative effect of initially applying the guidance recognized at the date of initial application and providing certain additional disclosures). While the Company continues to evaluate the effect of the standard, preliminarily, it does not anticipate a material impact on its combined financial statements. To complete the assessment of the impact of the standard to the combined financial statements, the Company continues to assess all implications of the standard, method of adoption and related financial disclosures.

3. Inventories
As of December 30, 2018, the Company’s inventories balances were:

December 30, 2018
Raw materials and supplies	$4,098
Work in process	3,656
Finished goods	122,744
Total inventories	$130,498
4. Property, Plant and Equipment, net
As of December 30, 2018, the Company’s property, plant and equipment, at cost and accumulated depreciation balances were:

December 30, 2018
Buildings and leasehold improvements	$38,874
Machinery and equipment	113,680
Software and hardware	44,638
Construction in progress	12,484
Total property, plant and equipment, gross	$209,676
Less accumulated depreciation	126,292
Total property, plant and equipment, net	$83,384
Depreciation expense for the fiscal year ended December 30, 2018 was $20,316.
Upon retirement or other disposal of property, plant and equipment, the costs and related amounts of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts. The difference, if any, between the net asset value and the proceeds is recorded in earnings.
The Company has made improvements to its leased production facilities that under the terms of the lease require restoration back to their original condition upon termination. As a result, the Company maintains an asset retirement obligation of $2,304 as of December 30, 2018.
5. Customer Leased Assets
As of December 30, 2018, the components of finance receivables of sales-type leases were:

December 30, 2018
Gross finance receivable	$2,537
Less unearned finance income	74
Less unguaranteed residual value	3
Financed sales receivables	$2,460
Less accumulated allowance for uncollectible amounts	149
Net finance receivables	$2,311

The finance receivables are shown in the Combined Balance Sheet as both current and non-current assets, as follows:

December 30, 2018
Current portion (included in ‘‘Accounts receivable’’)	$1,052
Non-current portion (included in ‘‘Other assets’’)	1,259
Net finance receivables	$2,311

As of December 30, 2018, the Company’s equipment that has been leased to customers under operating leases was:

December 30, 2018
Customer leased assets, gross	$18,400
Less accumulated depreciation	7,029
Customer leased assets, net	$11,371

This balance is included as a part of machinery and equipment in “Property, plant and equipment, net”. Depreciation expense related to customer leased instruments was $1,891 for the fiscal year ended December 30, 2018 and is recorded in ‘‘Costs of products sold’’ on the Combined Statement of Comprehensive Income.
For the fiscal year ended December 30, 2018, total contingent rentals for operating and sales-type leases included in “Product revenue” was $2,393.
Minimum future rental receivables under sales-type leases as of December 30, 2018 were:

Fiscal Year	Sales-type leases
2019	$1,012
2020	707
2021	428
2022	269
2023 and thereafter	44
Total	$2,460

Minimum future rental receivable under operating leases as of December 30, 2018 were not material.
Total operating lease rentals included in “Product revenue” for the fiscal year ended December 30, 2018 was $2,838.
6. Income Taxes
During the period presented in the combined financial statements, the Company did not file a separate tax return, as the Company was included in the tax grouping of the Parent and its affiliate entities within the respective entity’s tax jurisdiction. The income tax provision included in these combined financial statements has been calculated using the separate return basis, as if the Company filed separate tax return. The Company’s income taxes as presented in the combined financial statements may not be indicative of the income taxes that the Company will generate in the future.

TCJA and SEC Staff Accounting Bulletin 118 (SAB 118)
In December 2017, the United States enacted into law new U.S. tax legislation, referred to as the TCJA. This law includes provisions for a comprehensive overhaul of the corporate income tax code, including a reduction of the statutory corporate tax rate from 35% to 21%, effective on January 1, 2018. This new legislation also eliminated or reduced certain corporate income tax deductions and introduced new provisions that taxed certain foreign income not previously taxed by the United States. The TCJA also included a provision for a tax on all previously undistributed earnings of U.S. companies located in foreign jurisdictions.

In December 2017, the Securities and Exchange Commission (“SEC”) provided regulatory guidance for accounting of the impacts of the TCJA, referred to as SAB 118. Under the guidance in SAB 118, the income tax effects, for which the accounting under ASC 740 is incomplete, are reported as a provisional amount based on a reasonable estimate. The reasonable estimate is subject to adjustment during a "measurement period", not to exceed one year, until the accounting is complete. The estimate is also subject to the finalization of management’s analysis related to certain matters, such as developing interpretations of the provisions of the TCJA, changes to certain estimates and amounts related to the earnings and profits of certain subsidiaries and the filing of tax returns. On January 12, 2018, the staff of the Financial Accounting Standards Board released a Q&A confirming that SAB 118 may be elected and applied by private companies.

During the fourth quarter of 2018, the Company completed its full assessment and finalized the accounting for the impact of TCJA. The following adjustments were made to the provisional tax amounts through December 30, 2018 due to issued Treasury guidance and revisions to the Company’s estimates since the assessment date:

•
a $587 increase to the transition tax on previously undistributed foreign earnings as of December 30, 2018 due to U.S. Treasury Department’s issuance of Notice 2018-26 on April 2, 2018, Notice 2018-78 on October 1, 2018 and updates to prior estimates since the assessment date.

•	a $274 increase to deferred tax expense for U.S. state and local taxes on the repatriation of foreign earnings.
These measurement period adjustments increased the Company’s effective tax rate by approximately 0.6% for the fiscal year ended December 30, 2018.

During 2018, the Company reorganized the ownership structure of certain foreign subsidiaries which resulted in a reduction of certain foreign withholding taxes that it had recognized as part of the provisional TCJA tax charge in the fourth quarter of 2017. Following the completion of this restructuring in the fourth quarter of 2018, and as a result of clarification by Swiss tax authorities regarding the applicability of withholding tax to repatriate certain earnings, the Company reversed a deferred tax liability of $16,257 and a related deferred tax asset of $3,467 for U.S. foreign tax credits, for a net deferred tax benefit of $12,790. As this restructuring occurred after the TCJA enactment date, the benefit is not considered an adjustment to the provision amount recorded in 2017 under SAB 118. This benefit, inclusive of the SAB 118 adjustment, has been reflected as “TCJA impact” on the Company’s effective tax rate reconciliation.

The TCJA also includes provisions for a tax on global intangible low-taxed income (“GILTI”). GILTI is described as the excess of a U.S. shareholder’s total net foreign income over a deemed return on tangible assets, as provided by the TCJA. In January 2018, the FASB issued guidance that allows companies to elect as an accounting policy whether to record the tax effects of GILTI in the period the tax liability is generated (i.e., “period cost”) or provide for deferred tax assets and liabilities related to basis differences that exist and are expected to effect the amount of GILTI inclusion in future years upon reversal (i.e., “deferred method”). The Company has elected to account for GILTI as a period cost. The impact of GILTI on the effective tax rate for the fiscal year ended December 30, 2018 was an increase of 2.8%.

The Company does not assert that its foreign earnings are indefinitely reinvested and, as such, has accrued for the impact of foreign local and withholding taxes in its financial results related to these earnings. The impact of these taxes on current year earnings for the fiscal year ended December 30, 2018 is a decrease of approximately 8.7% to the Company’s effective tax rate due to the Swiss restructuring as discussed above.

The provision for taxes on income consists of:

For the fiscal year ended December 30, 2018
Current
Domestic taxes (1)	$15,838
International taxes	12,275
Total current	$28,113

Deferred
Domestic taxes	5,591
International taxes	(16,900)
Total deferred	$(11,309)

Provision for taxes on income	$16,804

(1)	Includes U.S. tax on repatriation of foreign income

The components of earnings before provision for taxes on income are as follows:

For the fiscal year ended December 30, 2018
U.S.	$57,678
International	96,503
Earnings before provision for taxes on income	$154,181

A comparison of income tax expense at the U.S. statutory rate of 21% for fiscal year ended December 30, 2018, to the Company’s effective tax rate is as follows:

For the fiscal year ended December 30, 2018
Tax rates
U.S. Statutory Rate	21.0%
U.S. State and Local	2.4
International Operations	(5.40)
U.S. Tax on International Income (1)	1.4
TCJA impact	(7.70)
Other	(0.80)
Effective tax rate	10.9%

(1)	Includes the impact of the GILTI tax, and the Foreign-Derived Intangible Income deduction that is includable in taxable income under the U.S. tax code.
Deferred tax assets (liabilities) as of December 30, 2018 are as follows:

	December 30, 2018
	Asset	Liability
Retirement benefits and compensation accruals	$151
Tax credits and loss carryforwards	4,761
Share-based compensation	1,156
Reserves and accruals	9,743
Other Assets	867
Undistributed earnings of foreign entities	2,370
Less: valuation allowances	(4,839)
Undistributed earnings of foreign entities		(8,762)
Long-lived assets		(3,114)
Other liabilities		(3)
Total deferred tax assets (liabilities)	$14,209	(11,879)

As of December 30, 2018, the Company has recorded a deferred tax asset of $4,016 for state operating loss carry-forwards, which start to expire in 2030. The Company also has $2,362 gross foreign net operating loss deductions of which $1,436 start to expire in 2027. The remaining have an indefinite carryforward period. These net operating losses are presented on a hypothetical separate return basis and may not be available on a standalone basis.
The Company has operations in some state and local and foreign jurisdictions that on a separate return basis would have tax loss carry-forwards. The Company established a valuation allowance of $4,016 against these deferred tax assets for the fiscal year ended December 30, 2018, which the Company believes is not more likely than not to be realized.
The Company has identified certain unrecognized tax benefits that are specific tax positions in historical tax returns filed by the Parent. These unrecognized tax benefits are not allocated positions from the Parent but rather are determined using the hypothetical separate return basis for the Company.

The following table summarizes the activity related to gross unrecognized tax benefits:

For the fiscal year ended December 30, 2018
Beginning of year	$5,035
Current year tax positions	448
Reductions as a result of expiration of statute of limitations	-
Settlements	-
End of year	$5,483

The Company has unrecognized tax benefits of $5,091 net of indirect tax benefits, as of December 30, 2018, which if recognized, would affect the Company’s annual effective tax rate.
The Company files its U.S. federal income taxes as a member of the Parent’s U.S. federal consolidated income tax return. The U.S. Internal Revenue Service (“IRS”) has completed its audit for the tax years through 2009. The Parent is currently under audit by the IRS for the 2010-2012 tax years. The Parent believes it is possible that audits may be completed by tax authorities in some jurisdictions over the next twelve months. However, the Parent is not able to provide a reasonably reliable estimate of the timing of any other future tax payments relating to uncertain tax positions.
The Company classifies liabilities for unrecognized tax benefits and related interest as “Other liabilities” on the Combined Balance Sheet. Interest expense and penalties related to unrecognized tax benefits are classified as income tax expense. The Company recognized tax-related interest expense of $227 for fiscal year ended December 30, 2018. The total amount of accrued tax-related interest was $718 as of December 30, 2018.
7. Pensions and Other Benefit Plans
The combined financial statements reflect the pension and post-retirement plans of the Company on a multi-employer basis. As a result, the assets and liabilities related to these plans are not reflected in the combined financial statements.
A majority of the Company’s employees are participants in various defined benefit pension plans as well as post-retirement plans administered and sponsored by the Parent. Benefits under the plans are based primarily on years of service and employees’ compensation. Pension entitlements are funded by contributions by the Parent to a separately administered pension fund. The Parent allocates costs associated with the pension plans to the Company on the basis of pensionable earnings. In certain jurisdictions, statutory regulations require the transfer of certain Parent’s plan assets and related pension obligations which are not recorded in the Company’s combined financial statements to successor employers upon divestiture of the business.
The Company’s total contributions made to the Parent’s pension and post-retirement plans for the fiscal year ended December 30, 2018, was approximately $13,465, and is reflected as an expense in the Combined Statement of Comprehensive Income.
Additionally, the Parent maintains a post-employment benefit plan to provide limited benefits to its former employees, including former employees of the Company, if they are involuntarily terminated. The duration of these benefits is generally based on the employee’s term of service with the Parent, and includes both severance compensation and other benefits, including medical coverage. The post-employment plan is published and is considered a benefit to employees which is earned over the employee’s term of service. As a result, the Parent recognizes the cost of this benefit as it is earned by the employee as required by ASC 712: Compensation - nonretirement postemployment benefits.
The cost of this benefit allocated to the Company for the fiscal year ended December 30, 2018 was approximately $3,100 and is reflected as an expense in the Combined Statement of Comprehensive Income.
8. Savings Plan
The Parent offers defined contribution plans to eligible employees primarily in the U.S., whereby employees contribute a portion of their compensation, which is partially matched by the Parent. Once the contributions have been paid, the Parent has no further payment obligations. The Parent’s matching contributions for the Company’s employees totalled approximately $2,668 for fiscal year ended December 30, 2018, which is recognized as an expense in the Combined Statement of Comprehensive Income.
9. Stock Option Plans and Stock Compensation Agreements
As of December 30, 2018, the Parent had two stock-based compensation plans that certain employees of the Company were eligible to participate in: the 2005 Long-Term Incentive Plan (the “2005 Plan”) and the 2012 Long-Term Incentive Plan (the “2012 Plan”). The 2005 Plan expired April 26, 2012. All options and restricted shares granted subsequent to that date are under the 2012 Plan.

The compensation cost that has been charged against income for these plans was $3,151 for the fiscal year ended December 30, 2018. As the stock-based compensation plans are the Parent’s plans, the amounts have been recognized through “Business unit equity” on the Combined Balance Sheet. The total income tax benefit recognized in the income statement for share-based compensation costs was $647 for the fiscal year ended December 30, 2018. The total unrecognized compensation cost was $3,096 for the fiscal year ended December 30, 2018. Share-based compensation costs capitalized as part of inventory was insignificant in the period.
The following information regarding share-based compensation has been derived from the equity awards granted by the Parent to the employees that attribute majority of their time to the Company.
Stock Options
The Parent grants stock options that expire 10 years from the date of grant and vest over service periods that range from six months to four years. All options are granted at the average of the high and low prices of the Parent’s Common Stock on the New York Stock Exchange on the date of grant.
The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatility represents a blended rate of 10-year daily historical average volatility rate, and a 5-week average implied volatility rate based on the Parent’s at-the-money traded options with a life of 2 years. Historical data is used to determine the expected life of the option. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant.
The average fair value of options granted to the eligible employees of the Parent was $17.98 during the fiscal year ended December 30, 2018. The fair value was estimated based on the weighted average assumptions of:

2018
Risk-free rate	2.77%
Expected volatility	15.77%
Expected life (in years)	7.0
Expected dividend yield	2.70%
A summary of option activity under the 2012 Plan for the Company’s eligible employees as of December 30, 2018 and changes during the fiscal year ended on that date is presented below:

(Shares in Thousands)	Outstanding Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Shares as of December 31, 2017	230	$96.24	$9,992
Transfers in/out	24	94.59
Options granted	37	129.51
Options exercised	(52)	81.95
Options cancelled/forfeited	-	-
Shares as of December 30, 2018	239	$104.38	$5,542

Shares granted as part of the stock option plan are calculated based on whole shares as the Parent does not grant fractional shares to employees. The total intrinsic value of options exercised was $2,905 during the fiscal year ended December 30, 2018. Gross proceeds to the Parent from stock options exercised were $4,290 during the fiscal year ended December 30, 2018.

The following table summarizes stock options outstanding and exercisable under the 2012 Plan for the Company eligible employees as of December 30, 2018:

(Shares in Thousands)	Outstanding			Exercisable
Exercise Price Range	Options	Average Life (1)	Average Exercise Price	Options	Average Exercise Price
$58.33-$62.62	9	1.5	$61.83	9	$62.07
$65.37-$72.54	16	3.6	$67.29	15	$70.22
$90.44-$101.87	119	6.4	$98.88	61	$95.91
$115.67-$129.51	95	8.5	$121.09	-	-
Aggregate	239	6.9	$104.38	85	$87.72

(1)	Average contractual life remaining in years
Stock options outstanding at December 30, 2018 were 239 at an average price of $104.38 and an average life of 6.9 years. Stock options exercisable at December 30, 2018 were 85 at an average price of $87.72 and an average life of 4.9 years.
Restricted Share Units and Performance Share Units
The Parent grants restricted share units which vest over service periods that range from 6 months to 3 years. The Parent also grants performance share units, which are paid in shares of the Parent’s common stock after the end of a three-year performance period. Whether any performance share units vest, and the amount that does vest, is tied to the completion of service periods that range from 6 months to 3 years and the achievement, over a three-year period, of three equally-weighted goals that directly align with or help drive long-term total shareholder return: operational sales, adjusted operational earnings per share, and relative total shareholder return. The number of shares actually earned at the end of the three-year period will vary, based only on actual performance, from 0% to 200% of the target number of performance share units granted.
A summary of the restricted share units and performance share units activity under the Plans as of December 30, 2018 is presented below:

(Shares in Thousands)	Outstanding restricted shares units	Outstanding performance share units
Shares as of December 31, 2017	53	-
Transfers in/out	(5)	4
Granted	19	-
Issued	(14)	-
Cancelled/forfeited	-	-
Shares as of December 30, 2018	53	4

Shares granted as part of the restricted and performance share plans are calculated based on whole shares as the Parent does not grant fractional shares to employees. The average fair value of the restricted share units granted was $119.31 in December 30, 2018, using the fair market value at the date of grant. There were no performance share units granted, issued, or cancelled in 2018. The fair value of restricted share units was discounted for dividends, which are not paid on the restricted share units during the vesting period. The fair value of restricted share units issued was $1,267 in December 30, 2018.
10. Rental Expense and Lease Commitments
Rental expense for space and vehicles under operating leases was approximately $5,607 during the fiscal year ended December 30, 2018.

The approximate minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 30, 2018 are:

Fiscal Year
2019	$2,425
2020	1,057
2021	224
2022	3

Commitments of other operating leases are not significant. Additionally, the Company has certain operating leases, primarily for vehicles, with affiliates of the Parent that are not included in the above table. These leases are readily cancellable and are not considered a significant commitment of the Company and are described in Note 11 – Related Parties.
11. Related Parties
As discussed in Note 1- Summary of Operations and Basis of Presentation, the Company has historically operated as part of the Parent and not as a separate entity. As such, the Parent and its affiliates provide services to the Company.
Parent Allocations
Historically, the Parent and its affiliates, funded certain expenses or have provided services on behalf of the Company. These services include pension and other post-retirement plans, stock option plans and stock compensation agreements, savings plan, and group insurance. During the fiscal year ended December 30, 2018, the Company recognized charges related to these services of $30,125, which is included in the Combined Statement of Comprehensive Income. For more information on the Company’s participation in these plans, see Note 7 - Pensions and Other Benefit Plans, Note 8 - Savings Plan, and Note 9 - Stock Options Plans and Stock Compensation Agreements.
As previously mentioned in Note 1 - Summary of Operations and Basis of Presentation, for the period presented, the Company’s operations were fully integrated with the Parent and its affiliates, including, but not limited to, finance, human resources, benefits administration, procurement support, information technology, legal, corporate strategy, corporate governance and other professional services and general commercial support functions. The Parent and its affiliates charge the Company for these services. When specific identification is not practicable, a proportional cost allocation method is utilized, depending on the nature of the services received. During fiscal year ended December 30, 2018, the Company was allocated approximately $167,785 for these services on a pre-tax basis, which is reflected in the Combined Statement of Comprehensive Income.
The Company leases vehicles owned by Johnson & Johnson Finance Corporation, an affiliate of the Parent. During the fiscal year ended December 30, 2018, the Company recorded $4,392 for vehicle operating lease expenses, which is reflected in the Combined Statement of Comprehensive Income.
Business Unit Equity
As previously noted, the combined financial statements of the Company were historically included in the consolidated financial statements and accounting records of the Parent. The Company’s business is not solely confined to dedicated legal entities. As such, “Business unit equity” is shown in lieu of stockholder’s equity in the combined financial statements.
All of the transactions between the Company and the Parent represent related party transactions. Accordingly, cash used to pay the Company’s expenses or cash collected from customer contracts by the Parent on behalf of the Company is recorded as an increase or decrease in “Business unit equity” that is included in the Combined Balance Sheet as of December 30, 2018.
12. Financial Instruments
Affiliates of the Parent that support the Company enter into forward foreign currency exchange contracts on behalf of the Company to minimize the foreign currency exposure related to forecasted inventory purchases. These contracts have been designated as cash flow hedges in accordance with the appropriate accounting guidance. The terms of these contracts are generally one to two years. In accordance with the Company’s accounting practice, contracts are marked to fair value on a quarterly basis based upon the difference between the contract rate and the forward rate for the remaining portion of the contract. The Company recognizes its portion of the net allocated gains and losses at the time the inventory is sold to the customer and the cost of revenue is recognized. The gains and losses relating to these contracts have been included in cost of revenue and allocated to the Company based on the amount of forecasted purchases for the Company as a percentage of the total for that affiliate. For the fiscal year ended December 30, 2018, the Company recognized a net loss of $8,485.
Certain affiliates of the Parent that support the Company also enter into forward currency exchange contracts to offset the foreign currency exposure related to the settlement of intercompany payables and receivables of the Company. The net allocated gains and losses related to these contracts are recognized within “Other expense, net”. For the fiscal year ended December 30, 2018, the Company recognized a net gain of $1,176.
Foreign currency transaction gains and losses included in “Other expense, net” for the fiscal year ended December 30, 2018, was a net loss of $2,133.
13. Commitments and Contingencies
The Company’s principal contractual obligations include agreements to purchase an estimated amount of goods, including raw materials, or services in the normal course of business. Such contractual obligations, to the extent fixed and determinable, aggregate to $2,693 as of December 30, 2018.
The Company is involved in various lawsuits and claims regarding product liability, intellectual property, commercial and other matters; governmental investigations; and other legal proceedings that arise from time to time in the ordinary course of their business.
The Company records accruals for loss contingencies associated with these legal matters when it is probable that a liability will be incurred and the amount of the loss can be reasonably estimated and adjusts accruals as might be warranted based on new information and further developments in accordance with ASC 450-20-25.
For other litigation and regulatory matters discussed below for which a loss is probable or reasonably possible, the Company is unable to estimate the possible loss or range of loss beyond the amounts already accrued. Amounts accrued for legal contingencies often result from a complex series of judgments about future events and uncertainties that rely heavily on estimates and assumptions. The ability to make such estimates and judgments can be affected by various factors, including whether damages sought in the proceedings are unsubstantiated or indeterminate; scientific and legal discovery has not commenced or is not complete; proceedings are in early stages; matters present legal uncertainties; there are significant facts in dispute; or there are numerous parties involved.
In the Company's opinion, based on its examination of these matters, its experience to date and discussions with counsel, the ultimate outcome of legal proceedings, net of liabilities accrued in the Company's balance sheet, is not expected to have a material adverse effect on the Company's financial position.
However, the resolution of, or increase in accruals for, one or more of these matters in any reporting period may have a material adverse effect on the Company's results of operations and cash flows for that period.
General Litigation
From time to time, the Company is involved in various lawsuits and claims regarding product liability, field action, intellectual property, governmental investigations, and other legal proceedings related to the Company’s activities. The Company was insured through a combination of third-party insurance and insurance provided through a wholly owned insurance subsidiary of the Parent.
Amounts for loss contingencies associated with legal proceedings are accrued when it is probable that a liability will be incurred and the amount of the loss can be reasonably estimated. The Company is not aware of any existing matters that would have a material adverse effect on the Company as of the date of these combined financial statements.
In 2014, Case Medical Inc. (“Case Medical”) filed an arbitration relating to the recall of the SteriTite containers manufactured by Case Medical. On December 7, 2018, the case was settled for $300.
In July 2018, the Company received a Civil Investigative Demand from the United States Department of Justice regarding a False Claims Act investigation concerning the pricing, quality, marketing and promotion of EvoTech ECR, Tyvek Peel Pouches, or Sterrad Cyclesure 24 biological indicators.
14. Warranty Reserve
The Company offers a warranty, generally for one year, on its various products. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the product is sold. The amount of the reserve recorded is the estimated net costs to repair or otherwise satisfy the obligation.
The following table presents the changes in the Company’s product warranty obligations:

December 30, 2018
Beginning balance	$7,066
Current year expense	6,690
Utilization	(7,773)
Currency translation	(168)
Ending balance	$5,815

15. Subsequent Events
These combined financial statements are derived from the consolidated financial statements of the Parent, which issued its annual financial statements for the fiscal year ended December 30, 2018 on February 20, 2019. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these combined financial statements through the date of February 20, 2019. Additionally, the Company has evaluated transactions that occurred through April 25, 2019, the date these combined financial statements were available for issuance, for the purposes of unrecognized subsequent events.